Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Floating Rate Income Opportunity Fund
811-21579




Additional common shares of the registrants securities have been registered, as described in the Prospectus in the Registrants 486(B) POS filing on May 31, 2012, Accession
No. 0001193125-12-255448.